UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☒
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

E. I. du Pont de Nemours and Company

(Name of Registrant as Specified In Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Trian Partners, L.P.

Trian Partners Strategic Investment Fund, L.P.

Trian Partners Strategic Investment Fund II, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund (ERISA), L.P.

Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian SPV (SUB) VIII, L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Fund (Sub)-G II, L.P.

Nelson Peltz

Peter W. May

Edward P. Garden

John H. Myers

Arthur B. Winkleblack

Robert J. Zatta

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Trian Fund Management, L.P. (“Trian”) placed the following advertisement in a Wilmington, Delaware newspaper on April 26, 2015 and may from time to time place such advertisement in additional publications:

TRIAN BRINGS

AN OWNERSHIP

MENTALITY TO

THE BOARDROOM

When Trian joins a board, we

work collaboratively with other

board members to increase

management accountability,

enhance engagement in the

boardroom, and increase

long-term value for the benefit

of all stockholders.

I have nothing but the highest regard for Nelson

Peltz. We served together on the Heinz board

and I found him constructive, open-minded and

thoughtful. He played by the rules and was a

positive influence. He had a lot of good ideas to help

make Heinz a better company, including increased

marketing and reducing corporate overhead. He

definitely added value for all Heinz shareholders.”

THOMAS J. USHER

Former Chairman and CEO, United States Steel Corporation

Non-Executive Chairman of the Board of Marathon Petroleum Corporation

Director of The PNC Financial Services Group, Inc. and PPG Industries, Inc.

Former Director of H.J. Heinz Company

VOTE THE GOLD PROXY CARD

For more information, visit DuPontCanBeGreat.com

A VOTE

FOR TRIAN’S

NOMINEES IS A VOTE

FOR FOUR HIGHLY

QUALIFIED EXECUTIVES

WHO WILL SEEK TO WORK

CONSTRUCTIVELY WITH

MANAGEMENT AND THE

BOARD TO IMPROVE

DUPONT’S PERFORMANCE

AND INCREASE ITS VALUE.

Trian’s nominees bring strong records of value

creation, a diverse set of relevant skills and

independent perspectives that can help make

DuPont GREAT again.

NELSON PELTZ is CEO and a founding partner of Trian. Trian believes that Mr. Peltz, through his 40 years of experience as a hands-on executive and active board member at numerous companies, has developed strong operating experience and strategic planning skills that will benefit DuPont’s operational initiatives and its long-term strategy.

JOHN H. MYERS is the former President and CEO of GE Asset Management, where he was responsible for approximately $200 billion in assets under management. Trian believes Mr. Myers’ qualifications to serve on DuPont’s Board include the knowledge and experience he has gained while serving in various management positions for over 35 years with General Electric.

ARTHUR B. WINKLEBLACK is the former Executive Vice President and CFO of H.J. Heinz Company, where he worked with Mr. Peltz and Trian to create a more streamlined and focused business. Trian believes his substantial experience as an executive provides him with knowledgeable perspectives on strategic planning, international operations, acquisitions and divestitures, and cost and financial controls experience.

ROBERT J. ZATTA is the former Acting CEO and long-time CFO of Rockwood Holdings, Inc., a leading global developer, manufacturer, and marketer of specialty chemicals. Mr. Zatta was instrumental in leading the turnaround and transformation of Rockwood, which resulted in its 2014 acquisition by Albemarle Corporation. Trian believes Mr. Zatta’s extensive background in the specialty chemical sector will enable him to bring valuable industry experience to DuPont.

© 2015 Trian Fund Management, L.P. All rights reserved. Trian Fund Management, L.P. (“Trian”) and the investment funds that it manages that hold shares of E.I. du Pont de Nemours and Company (the “Company”), together with other Participants (as defined below), filed a definitive proxy statement and an accompanying proxy card with the Securities and Exchange Commission (the “SEC”) on March 25, 2015 to be used to solicit proxies in connection with the 2015 Annual Meeting of Stockholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the “2015 Annual Meeting”). Information relating to the participants in such proxy solicitation (the “Participants”) has been included in that definitive proxy statement and in any other amendments to that definitive proxy statement. Stockholders are advised to read the definitive proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the 2015 Annual Meeting because they contain important information, including additional information relating to the Participants. The Participants’ definitive proxy statement and a form of proxy have been mailed to stockholders of the Company. These materials and other materials filed by the Participants in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The definitive proxy statement and other relevant documents filed by the Participants with the SEC are also available, without charge, by directing a request to Trian’s proxy solicitor, MacKenzie Partners, Inc. 105 Madison Avenue, New York, New York 10016 (call collect: 212-929-5500; call toll free: 800-322-2885) or email: proxy@mackenziepartners.com.

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